For Immediate Release                        EXHIBIT 99.1
February 9, 2001

For More Information:

Roundy's, Inc.
David C. Busch
Corporate Vice President, Administration
(262) 953-5816
(262) 953-6580 Fax
dbusch@roundys.com
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Pewaukee, WI:

      "Roundy's, Inc. To Acquire The Copps Corporation"
      ------------------------------------------------

     Pewaukee, Wis. - Today two of Wisconsin's oldest and

most successful wholesale and retail food companies

confirmed their plans for acquisition.  Gerald F. Lestina,

President and CEO of Roundy's, Inc. and Michael W. Copps,

Chairman and CEO of The Copps Corporation, jointly announced that Roundy's intends to acquire 100 percent of the stock of

The Copps Corporation.  The parties have signed a letter of

intent and the transaction is expected to be finalized in

mid-2001.

     "The opportunity to put our two companies together

recognizes the culmination of similarly traveled paths

through Wisconsin history," said Lestina.  "The cultures and values of our two companies are shared examples of success

through honesty, loyalty, hard work and respect for the

Wisconsin consumer," he added.  "As both of our companies

enter a third century of business, the future looks bright

in the face of competition - competition that includes

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multinational corporations which continue to exert their

influence on our Wisconsin economy.  This acquisition is a

statement of our commitment to the employees and customers

of The Copps Corporation as well as the stockholders,

customers and associates of Roundy's, Inc.  We are indeed

excited about what the future will bring."

     Also looking to the future, Michael Copps expressed his

excitement about the upcoming merger: "Our family has

recognized that, to secure the future of The Copps

Corporation, we needed to join with an organization that

could provide the systems, resources and capital necessary

to expand in the market areas we serve.  I join with Jerry

in celebrating this announcement as a new day in both of our futures."

     The Copps Corporation is one of the leading wholesale

and retail food distributors in Wisconsin.  It currently

operates 22 corporate retail stores in 15 markets, and is a

wholesale supplier for 37 independent retail stores in

Wisconsin and eight in Michigan.  The Copps Corporation

employs approximately 6,000 employees and had sales of

approximately $625 million in 2000.

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     Copps started in business in 1892, when E. M. Copps

began selling food and grain to loggers, river men and

farmers.  The company incorporated in 1912, and built a

50,000 square foot warehouse to meet growing demands.  In

1944, Copps joined the Independent Grocer's Alliance (IGA)

and, two years later, directly entered food retailing with

its first store in Black River Falls, Wisconsin.  The

company continues to be owned and operated by the Copps

family.

     Roundy's, Inc. was founded in Milwaukee as Smith,

Roundy & Company in 1872.  In 1953, the company was

incorporated as Roundy's, Inc., a retailer-owned cooperative company.  Today, Roundy's, Inc. is one of the nation's

largest food wholesaler/retailers with annual sales of

approximately $3 billion.  Roundy's, Inc. owns and operates

43 stores in Wisconsin, Michigan, Indiana and Ohio and

serves over 800 stores in 12 states.  Roundy's, Inc. has

eight distribution centers in five states and employs

approximately 10,000 associates.  It is Wisconsin's third

largest privately held company.
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                         Roundy's, Inc.
                           Fact Sheet


  - Roundy's was founded in Milwaukee as Smith Roundy & Co. on
    February 1, 1872, and was originally located at 333 East Water
    Street.

  - Incorporated in 1953 as Roundy's, Inc., the new corporation was owned by hundreds of retail grocers. It has since grown into one of the most successful food retail and wholesale operations in the country.

  - Roundy's, Inc. is currently the largest food corporation in Wisconsin and one of the nation's largest food wholesalers.
    Unaudited sales for Roundy's, Inc. totaled $2.983 billion in 2000.

  - Roundy's, Inc. is the third largest privately held company in Wisconsin.

  - Roundy's, Inc. is composed of ten divisions in five states throughout the Midwest:

       Corporate Headquarters, Pewaukee, Wisconsin
       Milwaukee Division, Wauwatosa, Wisconsin
       Retail Division, Milwaukee, Wisconsin
       Roundy's General Merchandise Division, Mazomanie, Wisconsin Eldorado Division, Eldorado, Illinois
       Evansville Perishable Division, Evansville, Indiana
       Westville Division, Westville, Indiana
       Muskegon Division, Muskegon, Michigan
       Van Wert Division, Van Wert, Ohio
       Lima Division, Lima, Ohio

  - Roundy's, Inc. is headed by Gerald F. Lestina, President & CEO.

  - Roundy's, Inc. employs more than 10,000 people in its retail, wholesale, transportation and non-food operations, including 6,400 in Wisconsin.

  - Roundy's ten division serve 12 states and more than 800 stores.

                             The Copps Corporation



                                    Fact Sheet

  - Copps started business in 1892, when E. M. Copps began selling food and grain to loggers.

  - The company was incorporated in 1912 after Copps built a 50,000 square foot warehouse.

  - The first Copps retail grocery store opened in 1946 in Black River Falls, Wisconsin.

  - The Copps Corporation, headquartered in Stevens Point, is one of the leading wholesale and retail food distributors in the State of Wisconsin.

  - Copps employs approximately 6,000 employees and had sales of approximately $625 million in 2000.

  - The Copps Corporation currently operates 22 corporate retail supermarkets in 15 trade areas.

  - The Copps Corporation is a wholesale supplier for 37 independent retail stores in Wisconsin and eight in Michigan.

  - The locations of Copps stores range as far west as Eau Claire, as far north as Hurley, as far east as Manitowoc and as far south as Madison.